Exhibit 99.1

Hologic Announces Financial Results for Fourth Quarter of Fiscal 2015

-- Revenue of $702.8 Million Grows 6.4% on a Reported Basis or, Excluding One-Time Benefit in Prior Year, 12.2% in Constant Currency --

-- Company Reports GAAP Diluted EPS of $0.09, Non-GAAP Diluted EPS of $0.43 --

-- In Fiscal 2016, Company Expects Mid-Single-Digit Revenue Growth on a Constant Currency Basis, EPS Growth Roughly Double this Rate --

MARLBOROUGH, Mass., Nov. 4, 2015 /PRNewswire/ -- Hologic, Inc. (Nasdaq: HOLX) announced today the Company's financial results for the fiscal fourth quarter ended September 26, 2015. The Company reported revenue of $702.8 million, GAAP diluted EPS of $0.09, and non-GAAP diluted EPS of $0.43.

Revenue for the fourth quarter of fiscal 2015 grew 12.2% on a constant currency basis, while non-GAAP diluted EPS increased 13.2%. These growth rates exclude from the prior year period the one-time benefit of amending the Company's license agreement with Roka Bioscience. This amendment added $20.1 million to revenue, and $0.05 to EPS, in the prior year results.

"Hologic's strong fourth quarter financial results capped off an outstanding year in which our people and our products enabled us to exceed expectations across the board," said Steve MacMillan, the Company's Chairman, President and Chief Executive Officer. "In the fourth quarter, revenue again increased at a double-digit rate on a constant currency basis excluding the one-time Roka benefit, while earnings per share grew even faster. And importantly, all four of our primary businesses grew in the United States and Internationally on a constant currency basis."

Key financial results for the fiscal fourth quarter are shown below. Throughout this press release, all dollar figures are in millions, except EPS. Unless otherwise noted, all results are on a reported basis, and are compared to the prior year period.

	GAAP			Non-GAAP
	Q4'15	Q4'14*	Change (Reported)	Q4'15	Q4'14*	Change (Reported)	Change (Reported, Excluding Roka Benefit)
Revenues	$702.8	$660.6	6.4%	$702.8	$660.6	6.4%	9.7%
Gross Margin	54.0%	52.2%	180 bps	64.6%	64.7%	(10 bps)	100 bps
Operating Expenses	$253.7	$253.1	0.3%	$218.7	$199.1	9.9%	9.9%
Operating Margin	17.9%	13.9%	400 bps	33.5%	34.6%	(110 bps)	100 bps
Net Income	$25.2	$28.2	(10.9%)	$127.1	$120.0	5.9%	18.9%
Diluted EPS	$0.09	$0.10	(10.0%)	$0.43	$0.43	0.0%	13.2%

Revenue Detail

Revenues grew in all four businesses globally on a constant currency basis, and at a double-digit rate in three of four businesses:

$s in millions	Q4'15	Q4'14*	Change (Reported)	Change (Constant Currency, Excluding Roka Benefit)**
Diagnostics	$304.2	$317.2	(4.1%)	4.4%
Breast Health	$286.3	$241.5	18.6%	21.6%
GYN Surgical	$86.8	$78.5	10.6%	12.9%
Skeletal Health	$25.5	$23.4	8.8%	13.7%
Total	$702.8	$660.6	6.4%	12.2%

* These results include the one-time benefit of amending the Company's license agreement with Roka. Excluding this benefit (all of which was in the U.S.), Q4'14 total revenues would have been $640.5 million, non-GAAP gross margin would have been 63.6%, non-GAAP operating margin would have been 32.5%, non-GAAP net income would have been $106.9 million, non-GAAP diluted EPS would have been $0.38, and Diagnostics revenues would have been $297.1 million.

** Including the Roka benefit, Diagnostics revenue decreased (2.2%) in constant currency terms, and total revenue growth was 8.8%.

Other revenue highlights include:

  On a constant currency basis, revenues grew at double-digit rates both domestically and internationally. U.S. revenues of $538.1 million increased 7.7%, or 12.2% excluding the one-time Roka benefit from the prior year. International revenues of $164.7 million increased 2.5%, or 12.5% on a constant currency basis.
  In Breast Health, revenue from breast imaging products and service totaled $241.6 million, an increase of 23.1% on a reported basis and 26.2% on a constant currency basis, as uptake of Hologic's GeniusTM 3D MammographyTM systems continued to grow.
  In Diagnostics:
    Molecular diagnostics sales of $123.2 million decreased (9.0%) in constant currency. Excluding the one-time Roka benefit from the prior year, molecular diagnostics sales increased 5.1%, or 6.6% on a constant currency basis. Growth was primarily due to continued strength across Aptima® women's health products on the fully automated Panther® and Tigris® platforms.
    Cytology and perinatal sales of $120.8 million decreased (0.1%) on a reported basis, but increased 3.2% on a constant currency basis. International sales grew 10.3% on a constant currency basis, while domestic sales were flat.
    Blood screening revenue from Hologic's partner Grifols totaled $60.2 million, an increase of 2.3%. As previously discussed, the growth benefit from new business with the Japanese Red Cross annualized in the fourth quarter.
  In GYN Surgical, MyoSure® system sales of $32.1 million increased 37.2% on a reported basis, and 38.6% on a constant currency basis. NovaSure® system sales of $54.3 million decreased (0.4%) on a reported basis, but grew 2.3% on a constant currency basis.
  In Skeletal Health, revenue of $25.5 million grew 8.8% on a reported basis, and 13.7% in constant currency, reversing declines seen in the third quarter of fiscal 2015.
  In the fourth quarter, approximately 60% of total revenues were from disposables, 25% were from capital equipment, and 15% were from service and other sources.

Expense Detail

Gross margin was 54.0% on a GAAP basis, and 64.6% on a non-GAAP basis. Gross margin improved mainly due to strong domestic sales growth, favorable product mix in the Diagnostics and Breast Health divisions, and operational efficiencies. These benefits were partially offset by a stronger U.S. dollar.

Operating expenses were $253.7 million on a GAAP basis, and $218.7 million on a non-GAAP basis. Operating expenses increased mainly due to marketing investments in the Breast Health and Diagnostics divisions, as well as higher variable compensation expense. As a percent of sales, non-GAAP operating expenses were flat compared to the prior year period.

Other Key Financial Results

Adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) were $250.9 million, an increase of 10.5% excluding the one-time Roka benefit.

Operating cash flow was $232.5 million, an increase of 76.4%, driven by net income growth and working capital efficiencies. Free cash flow, defined as operating cash flow less capital expenditures, was $201.3 million.

Total debt outstanding at the end of the fiscal fourth quarter was $3,639.8 million, a decrease of $627.9 million compared to the prior year period. During the quarter, the Company repurchased $300 million of its 2010 Convertible Notes for $543.7 million, reducing the future dilutive effect of these securities.

The Company ended the quarter with cash, cash equivalents and restricted cash of $492.7 million.

Return on invested capital was 10.9% on a trailing 12 months basis, an improvement of 160 basis points compared to the prior year period.

Financial Guidance for Fiscal 2016

"We are very pleased with our financial performance and prospects as we begin fiscal 2016," said Bob McMahon, Hologic's Chief Financial Officer. "Building on our exceptional performance last year, we anticipate revenues in 2016 to grow at a mid-single-digit rate on a constant currency basis, with earnings per share increasing at roughly double that pace."

The guidance below is based on recent foreign exchange rates, a full-year tax rate of 34%, and diluted shares outstanding of between 302 and 305 million for the full year.

	Fiscal 2016 Guidance	Change vs. Prior Year Period (As Reported)	Change vs. Prior Year Period (Constant Currency)
Revenues	$2,810 to $2,840 million	3.9% to 5.0%	4.4% to 5.5%
Non-GAAP EPS	$1.80 to $1.84	7.8% to 10.2%	8.7% to 11.1%

For the first quarter of fiscal 2016, Hologic expects:

	New Guidance	Change vs. Prior Year Period (As Reported)	Change vs. Prior Year Period (Constant Currency)
Revenues	$680 to $690 million	4.2% to 5.7%	5.7% to 7.2%
Non-GAAP EPS	$0.41 to $0.42	5.1% to 7.7%	7.7% to 10.3%

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP net income; non-GAAP EPS; and adjusted EBITDA. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill and intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration, transaction costs, integration costs including retention, and credits and/or charges associated with the write-up of acquired inventory and fixed assets to fair value; (iii) non-cash interest expense related to amortization of the debt discount from the equity conversion option of the convertible notes; (iv) restructuring and divestiture charges and accelerated depreciation expense; (v) debt extinguishment losses and related transaction costs; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on investments; (viii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (ix) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income.

These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Future Non-GAAP Adjustments

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of the Company's non-GAAP EPS guidance as described in this press release. It is therefore not practicable to reconcile non-GAAP EPS guidance to the most comparable GAAP measure.

Conference Call and Webcast

Hologic's management will host a conference call at 4:30 p.m. ET today to discuss its financial results for the fourth quarter of fiscal 2015. Approximately 10 minutes before the call, dial 877-681-3375 (U.S. and Canada) or 719-325-4876 (international) and enter access code 7129201. A replay will be available starting two hours after the call ends through November 27, 2015, at 888-203-1112 (U.S. and Canada) or 719-457-0820 (international), access code 7129201. The Company will also provide a live webcast of the call at www.investors.hologic.com/investors-overview. A PowerPoint presentation related to the conference call will be posted to the same site.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products. The Company's core business units focus on diagnostics, breast health, GYN surgical, and skeletal health. With a unified suite of technologies and a robust research and development program, Hologic is dedicated to The Science of Sure. For more information on Hologic, visit www.hologic.com.

Hologic, Genius 3D Mammography, Aptima, ThinPrep, MyoSure, NovaSure, Panther, Tigris, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including, without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, and the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, the need to comply with especially high standards for the manufacture of many of its products and risks associated with utilizing third party manufacturers; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact
Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended		Years Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Revenues:
Product	$594.4	$532.1	$2,270.4	$2,094.9
Service and other	108.4	128.5	434.6	435.8
Total revenues	702.8	660.6	2,705.0	2,530.7

Cost of revenues:
Product	195.9	182.0	755.5	731.3
Amortization of intangible assets	74.1	80.5	299.7	314.6
Impairment of intangible assets	—	—	—	26.6
Service and other	53.4	53.1	217.1	212.7

Gross profit	379.4	345.0	1,432.7	1,245.5

Operating expenses:
Research and development	53.8	52.1	214.9	203.2
Selling and marketing	99.7	86.8	363.0	331.7
General and administrative	66.2	65.2	261.0	259.8
Amortization of intangible assets	27.5	28.8	110.2	113.8
Impairment of intangible assets	—	5.1	—	5.6
Restructuring and divestiture charges	6.5	15.1	28.5	51.7
Total operating expenses	253.7	253.1	977.6	965.8

Income from operations	125.7	91.9	455.1	279.7
Interest income	0.3	0.5	1.3	1.3
Interest expense	(51.2)	(52.4)	(205.5)	(220.6)
Debt extinguishment loss	(37.8)	—	(62.7)	(7.4)
Other expense, net	(11.5)	(1.3)	(11.0)	(4.9)

Income before income taxes	25.5	38.7	177.2	48.1
Provision for income taxes	0.3	10.5	45.6	30.8

Net income	$25.2	$28.2	$131.6	$17.3

Net income per common share:
Basic	$0.09	$0.10	$0.47	$0.06
Diluted	$0.09	$0.10	$0.45	$0.06

Weighted average number of shares outstanding:
Basic	282,072	277,855	280,566	275,499
Diluted	294,778	282,217	289,537	278,360

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 26, 2015	September 27, 2014
ASSETS

Current assets:
Cash and cash equivalents	$492.7	$741.6
Accounts receivable, net	416.1	396.0
Inventories	283.1	330.6
Deferred income taxes	19.0	39.4
Other current assets	55.5	58.2
Total current assets	1,266.4	1,565.8

Property, plant and equipment, net	457.1	461.9
Goodwill and intangible assets	5,831.4	6,244.4
Other assets	115.2	142.6
Total assets	$7,670.1	$8,414.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$391.8	$114.5
Accounts payable and accrued liabilities	389.1	354.2
Deferred revenue	163.1	150.9
Total current liabilities	944.0	619.6

Long-term debt, net of current portion	3,248.0	4,153.2
Deferred income taxes	1,178.4	1,375.4
Other long-term liabilities	220.5	203.5
Total liabilities	5,590.9	6,351.7
Total stockholders' equity	2,079.2	2,063.0
Total liabilities and stockholders' equity	$7,670.1	$8,414.7

HOLOGIC, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Years Ended
	September 26, 2015	September 27, 2014
OPERATING ACTIVITIES
Net income	$131.6	$17.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	81.5	94.7
Amortization	409.9	428.5
Non-cash interest expense	63.8	68.7
Stock-based compensation expense	59.3	50.0
Excess tax benefit related to equity awards	(10.7)	(5.7)
Deferred income taxes	(148.8)	(243.1)
Asset impairment charges	—	38.4
Debt extinguishment loss	62.7	7.4
Equity investment impairment charges	7.8	6.9
Loss on disposal of property and equipment	6.6	7.1
Loss on disposal of business	9.6	5.5
Other adjustments and non-cash items	14.3	(11.8)
Changes in operating assets and liabilities:
Accounts receivable	(30.3)	7.9
Inventories	43.9	(44.7)
Prepaid income taxes	0.7	22.4
Prepaid expenses and other assets	5.7	17.3
Accounts payable	25.5	11.8
Accrued expenses and other liabilities	36.9	14.7
Deferred revenue	16.1	15.1
Net cash provided by operating activities	786.1	508.4
INVESTING ACTIVITIES
Net proceeds from sale of business	—	10.1
Purchase of property and equipment	(48.1)	(44.3)
Increase in equipment under customer usage agreements	(41.3)	(35.9)
Net (purchases) sales of insurance contracts	(6.4)	13.8
Purchases of mutual funds	—	(29.7)
Sales of mutual funds	10.0	22.4
Increase in other assets	(0.3)	(3.4)
Net cash used in investing activities	(86.1)	(67.0)
FINANCING ACTIVITIES
Proceeds from long-term debt	2,495.1	—
Repayment of long-term debt	(3,095.0)	(595.0)
Payments to extinguish convertible notes	(543.7)	—
Proceeds from revolving credit line	358.0	—
Repayment of revolving credit line	(183.0)	—
Payment of debt issuance costs	(22.7)	(2.4)
Purchase of interest rate caps	(13.2)	—
Payment of deferred acquisition consideration	—	(5.0)
Net proceeds from issuance of common stock pursuant to employee stock plans	70.0	81.4
Excess tax benefit related to equity awards	10.7	5.7
Payment of minimum tax withholdings on net share settlements of equity awards	(12.9)	(9.8)
Net cash used in financing activities	(936.7)	(525.1)
Effect of exchange rate changes on cash and cash equivalents	(8.1)	(2.7)
Net decrease in cash and cash equivalents	(244.8)	(86.4)
Cash and cash equivalents, beginning of period	736.1	822.5
Cash and cash equivalents, end of period	$491.3	$736.1

HOLOGIC, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS (Unaudited)
(In millions, except earnings per share)

Three Months Ended			Years Ended
September 26, 2015		September 27, 2014	September 26, 2015	September 27, 2014
Gross Profit:
GAAP gross profit	$379.4	$345.0	$1,432.7	$1,245.5
Adjustments:
Amortization of intangible assets (1)	74.1	80.5	299.7	314.6
Incremental depreciation expense (2)	0.6	1.1	3.0	6.3
Acquisition and integration- related costs (3)	—	1.0	0.5	10.5
Impairment charges (4)	—	—	—	26.6
Non-GAAP gross profit	$454.1	$427.6	$1,735.9	$1,603.5

Gross Margin Percentage:
GAAP gross margin percentage	54.0%	52.2%	53.0%	49.2%
Impact of adjustments above	10.6%	12.5%	11.2%	14.2%
Non-GAAP gross margin percentage	64.6%	64.7%	64.2%	63.4%

Operating Expenses:
GAAP operating expenses	$253.7	$253.1	$977.6	$965.8
Adjustments:
Amortization of intangible assets (1)	(27.5)	(28.8)	(110.2)	(113.8)
Incremental depreciation expense (2)	(0.9)	(0.9)	(3.2)	(4.8)
Acquisition and integration- related costs (3)	(0.1)	(0.4)	(0.1)	(4.6)
Restructuring and divestiture charges (3)	(6.5)	(15.1)	(28.5)	(51.7)
Impairment charges (4)	—	(5.1)	—	(6.9)
Other (5)	—	(3.7)	(0.1)	(2.9)
Non-GAAP operating expenses	$218.7	$199.1	$835.5	$781.1

Operating Margin:
GAAP income from operations	125.7	91.9	455.1	279.7
Adjustments to gross profit as detailed above	74.7	82.6	303.2	358.0
Adjustments to operating expenses as detailed above	35.0	54.0	142.1	184.7
Non-GAAP income from operations	$235.4	$228.5	$900.4	$822.4

Operating Margin Percentage:
GAAP income from operations margin percentage	17.9%	13.9%	16.8%	11.1%
Impact of adjustments above	15.6%	20.7%	16.5%	21.4%
Non-GAAP operating margin percentage	33.5%	34.6%	33.3%	32.5%

Interest Expense:
GAAP interest expense	$51.2	$52.4	$205.5	$220.6
Adjustments:
Non-cash interest expense relating to convertible notes (6)	(7.9)	(8.7)	(34.9)	(37.1)
Debt transaction costs (7)	(4.7)	—	(9.3)	(1.0)
Non-GAAP interest expense	$38.6	$43.7	$161.3	$182.5

Pre-Tax Income:
GAAP pre-tax earnings	$25.5	$38.7	$177.2	$48.1
Adjustments to pre-tax earnings as detailed above	122.3	145.2	489.4	580.8
Debt extinguishment loss (7)	37.8	—	62.7	7.4
Other (5)	7.8	—	7.8	6.9
Non-GAAP pre-tax Income	$193.4	$183.9	$737.1	$643.2

Net income:
GAAP net income	$25.2	$28.2	$131.6	$17.3
Adjustments:
Amortization of intangible assets (1)	101.6	109.3	409.9	428.4
Non-cash interest expense relating to convertible notes (6)	7.9	8.7	34.9	37.1
Restructuring, divestiture, acquisition and integration-related charges (3)	6.6	16.5	29.1	66.8
Incremental depreciation expenses (2)	1.5	2.0	6.2	11.1
Debt extinguishment loss and transaction charges (7)	42.5	—	72.0	8.4
Asset impairment charges (4)	—	5.1	—	33.5
Other charges (5)	7.8	3.7	7.9	9.8
Income tax effect of reconciling items (8)	(66.0)	(53.5)	(206.9)	(192.7)
Non-GAAP net income	$127.1	$120.0	$484.7	$419.7

Earnings per share:
GAAP earnings per share - Diluted	$0.09	$0.10	$0.45	$0.06
Adjustment to net earnings (as detailed above)	0.34	0.33	1.22	1.45
Non-GAAP earnings per share – diluted (9)	$0.43	$0.43	$1.67	$1.51

Adjusted EBITDA:
Non-GAAP net income	$127.1	$120.0	$484.7	$419.7
Interest expense, net, not adjusted above	38.3	43.3	160.0	181.2
Provision for income taxes	66.3	63.9	252.5	223.5
Depreciation expense, not adjusted above	19.2	19.9	75.1	80.3
Adjusted EBITDA	$250.9	$247.1	$972.3	$904.7

Explanatory Notes to Reconciliations:

(1)	To reflect non-cash expenses attributable to the amortization of intangible assets.
(2)

To reflect non-cash fair value adjustments for additional depreciation expense related to the fair value write-up of fixed assets acquired in the Gen-Probe acquisition and accelerated depreciation expense related to facility closure and consolidation.

(3)

To reflect restructuring and divestiture charges and certain costs associated with the Company's acquisition(s), integration and consolidation plans, which primarily include retention and transfer costs.

(4)

To reflect a non-cash impairment charge on certain of the Company's intangible assets and property and equipment related to its MRI breast coils product line to record them at fair value in fiscal 2014 and the impairments for inventory and equipment due to cost containment and consolidation plans.

(5)	To reflect the net impact from miscellaneous transactions during the relevant period, including equity investment impairments.
(6)	To reflect certain non-cash interest expense related to the amortization of the debt discount from the equity conversion option of the Company's convertible notes.
(7)

To reflect losses for extinguishment and partial extinguishment related to voluntary prepayments and refinancings under the Credit Agreement and Senior Notes and repurchases of $300 million of the 2010 Convertible Notes, and related cash transaction costs.

(8)	To reflect an estimated annual Non-GAAP effective tax rate of 34.25% and 34.75% for fiscal 2015 and 2014, respectively.
(9)

Non-GAAP earnings per share was calculated based on 294,778 and 282,217 weighted average diluted shares outstanding for the three months ended September 26, 2015 and September 27, 2014, respectively, and 289,537 and 278,360 weighted average diluted shares outstanding for the years ended September 26, 2015 and September 27, 2014, respectively.